Exhibit 2
                           Xerox Corporation
                 Consolidated Balance Sheets (Unaudited)

                                           December 31,     December 31,
(In millions, except share data in thousands)    1999             1998
Assets

Cash                                         $    126          $    79
Accounts receivable, net                        2,622            2,671
Finance receivables, net                        5,115            5,220
Inventories                                     2,961            3,269
Deferred taxes and other current assets         1,161            1,236

  Total Current Assets                         11,985           12,475

Finance receivables due after one year, net     8,203            9,093
Land, buildings and equipment, net              2,456            2,366
Investments in affiliates, at equity            1,615            1,456
Goodwill, net                                   1,724            1,731
Other assets                                    1,701            1,233
Investment in discontinued operations           1,130            1,670

Total Assets                                 $ 28,814         $ 30,024


Liabilities and Equity

Short-term debt and current portion of
  long-term debt                             $  3,957        $   4,104
Accounts payable                                1,016              948
Accrued compensation and benefit costs            630              722
Unearned income                                   186              210
Other current liabilities                       2,161            2,523

  Total Current Liabilities                     7,950            8,507

Long-term debt                                 10,994           10,867
Postretirement medical benefits                 1,133            1,092
Deferred taxes and other liabilities            2,263            2,711
Discontinued operations liabilities -
  policyholders' deposits and other               428              911
Deferred ESOP benefits                           (299)            (370)
Minorities' interests in equity of subsidiaries   127              124
Company-obligated, mandatorily redeemable
 preferred securities of subsidiary trust
 holding solely subordinated debentures of
 the Company                                      638              638
Preferred stock                                   669              687
Common shareholders' equity                     4,911            4,857

Total Liabilities and Equity                 $ 28,814        $  30,024

Shares of common stock issued                 665,156          657,196
Shares of common stock outstanding            665,156          656,787

NOTE:

The unaudited consolidated financial statements presented herein have been prepared by Xerox Corporation in accordance with the accounting policies described in its 1998 Annual Report to Shareholders. Certain historical amounts have been restated to reflect reclassifications to conform to the current presentation. The impact of these changes is not material and did not affect net income.